                            [MASCO LETTERHEAD LOGO]

                                                                  April 22, 2002

Dear Stockholders:

     I am pleased to invite you to attend the Annual Meeting of Stockholders of Masco Corporation on Wednesday, May 15, 2002 at our corporate headquarters in Taylor, Michigan. Information regarding the meeting schedule is contained on the following pages.

     At our meeting, the stockholders will be requested to vote upon a number of matters more fully described in the attached Notice and Proxy Statement. We also expect to provide a report on our Company's operations and respond to questions from our stockholders.

     Mr. Joseph L. Hudson, Jr. and Mr. John A. Morgan will be retiring from our Board next month and will not be standing for re-election at this year's Annual Stockholders Meeting. We wish to express our deep appreciation to Messrs. Hudson and Morgan for their dedication and many contributions during their years of service as Directors of the Company.

     On behalf of our Board of Directors, we appreciate your support of Masco Corporation and look forward to seeing you on May 15.

                                          Sincerely,

                                          [/s/ Richard A. Manoogian]
                                          Richard A. Manoogian
                                          Chairman of the Board and
                                          Chief Executive Officer

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               MASCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               MASCO CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  DATE:   MAY 15, 2002
  TIME:   10:00 A.M.
  PLACE:  MASCO CORPORATION
          21001 VAN BORN ROAD
          TAYLOR, MICHIGAN 48180

     The purposes of the Annual Meeting are:

          1. To elect two Class II Directors;

          2. To consider and act upon a proposal to approve the 2002 Annual Incentive Compensation Plan;

          3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2002; and

          4. To transact such other business as may properly come before the Meeting.

     Stockholders of record at the close of business on March 29, 2002 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you can be sure your shares are represented at the Meeting by promptly voting and submitting your Proxy by telephone, by Internet, or by completing, signing, dating and returning your Proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gorgaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

April 22, 2002

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 15, 2002

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 15, 2002 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 22, 2002.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 29, 2002 are entitled to vote at the Meeting. On that date, there were 460,230,473 shares of Company Common Stock, $1 par value, outstanding and entitled to vote and 16,666 shares of Series B Participating Preferred Stock outstanding and entitled to vote. Holders of Company Common Stock and Series B Participating Preferred Stock vote on the matters set forth in this Proxy Statement together as a single class. Each share of outstanding Company Common Stock entitles the holder to one vote and each share of the Series B Participating Preferred Stock entitles the holder to 1,000 votes. The Meeting will be held if a quorum, consisting of a majority of the aggregate voting power of the outstanding shares of Company Common Stock and the Series B Participating Preferred Stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

     Stockholders can ensure that their shares are voted at the Meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and returning the enclosed Proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the Meeting and vote. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed Proxy card. A stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by delivering a subsequent Proxy, or by notifying the Company in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class II Directors, consisting of Joseph L. Hudson, Jr., Verne G. Istock, Raymond F. Kennedy and John A. Morgan, expires at this Meeting.

     Messrs. Hudson and Morgan have each decided to retire from the Board of Directors upon the expiration of their current terms. The Board of Directors wishes to express its deep appreciation to Messrs. Hudson and Morgan for their guidance and dedication during their many years of service as Directors of the Company.

     As a result of the retirement of Messrs. Hudson and Morgan, the Board of Directors is reducing the size of the Board from ten to eight Directors. The Board proposes the re-election of Verne G. Istock and Raymond F. Kennedy as Class II Directors.

     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2004, 2005 and 2003, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the Meeting either nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will not affect the election.

     Information concerning the nominees and continuing Directors is set forth below.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
                       CLASS I (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2004)

Peter A. Dow...........................    Mr. Dow, 68, initially joined Campbell-Ewald Company in
  Private investor; Retired Vice           1958 and returned in 1979 to serve as Executive Vice
  Chairman, Chief Operating Officer and    President and Director of General Accounts. In 1982 he
  Chairman of the Executive Committee      became President, Chief Operating Officer and Chairman of
  of Campbell-Ewald, an advertising and    the Executive Committee, and then served as Vice Chairman
  marketing communications company.        from 1993 until his retirement in 1995. He was named
  Director since 2001.                     Director of Advertising for the Chrysler-Plymouth Division
                                           of Chrysler Corporation in 1968. Subsequently, he became
                                           responsible for advertising and merchandising for Chrysler
                                           Corporation and all of its divisions, and in 1978 he was
                                           named Director of Marketing for Chrysler Corporation. Mr.
                                           Dow is currently a director of The Stroh Companies, Inc.
                                           and Technobrands, Inc. (formerly Comtrad Industries,
                                           Inc.). Mr. Dow is also Trustee Emeritus of The
                                           Lawrenceville School, a trustee of the Alice Kales
                                           Hartwick Foundation and a member of the Board of Directors of the Detroit Institute of Arts.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
Anthony F. Earley, Jr. ................    Mr. Earley, 52, has served as Chairman of the Board and
  Chairman of the Board, Chief             Chief Executive Officer of DTE Energy Company and its
  Executive Officer and President and      subsidiary, The Detroit Edison Company, since 1998 and as
  Chief Operating Officer, DTE Energy      President and Chief Operating Officer of both companies
  Company, a diversified energy            since 1994. From 1989 to 1994, he served as President and
  company. Director since 2001.            Chief Operating Officer of Long Island Lighting Company,
                                           an electric and gas utility in New York. Prior to 1989,
                                           Mr. Earley held several other positions with Long Island
                                           Lighting, including Executive Vice President and General
                                           Counsel. He is a director of DTE Energy Company, Comerica
                                           Incorporated, Mutual of America Capital Management Co. and
                                           Plug Power, Inc. He serves on the advisory council for the
                                           College of Engineering at the University of Notre Dame,
                                           the advisory council on electricity for the U.S.
                                           Department of Energy, the board of trustees of the Detroit
                                           Zoological Society, and the executive board of Cornerstone
                                           Schools. Mr. Earley is also a director of Detroit
                                           Renaissance, New Detroit and United Way Community
                                           Services.

Wayne B. Lyon..........................    Mr. Lyon, 69, has served as Chairman of LifeStyle
  Chairman of LifeStyle Furnishings        Furnishings International Ltd. since its formation in 1996
  International Ltd., a manufacturer       and also served as its President and Chief Executive
  and marketer of residential              Officer until early 2000. Previously, he served the
  furniture. Director since 1988.          Company as a Group Vice President beginning in 1972, was
                                           named Executive Vice President and Chief Operating Officer in 1974 and served as President and Chief Operating
                                           Officer from 1985 until 1996. Mr. Lyon is also a director
                                           of Comerica Incorporated, Furnishings International Inc.
                                           and Emco Limited. He is a trustee of Cranbrook Educational
                                           Community.

                CLASS II (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2005)

Verne G. Istock........................    Mr. Istock, 61, joined NBD Bank in 1963 and served as Vice
  Retired Chairman/President of Bank       Chairman and director of NBD Bank and its parent, NBD
  One Corporation. Director since 1997.    Bancorp, from 1985 until he was named Chairman and Chief
                                           Executive Officer in 1994. Upon the merger of NBD and
                                           First Chicago Corporation in December 1995, he was named
                                           President and Chief Executive Officer of First Chicago NBD
                                           Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Banc One
                                           Corporation in October 1998, he was named Chairman of the
                                           Board of Bank One Corporation, where he served in various
                                           executive positions until his retirement in September
                                           2000. Mr. Istock is a director of Kelly Services, Inc.,
                                           the Chicago Council on Foreign Relations, and The Economic
                                           Club of Chicago, and is a member of The Commercial Club of
                                           Chicago. He is a past director of The Federal Reserve Bank of Chicago, Detroit Renaissance, the Greater Downtown
                                           Partnership in Detroit, The Economic Club of Detroit, the
                                           Illinois Business Roundtable, the Michigan Business
                                           Roundtable, Financial Services Roundtable and the
                                           International Monetary Conference. He is Past President
                                           and a lifetime director of the University of Michigan
                                           Alumni Association.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
Raymond F. Kennedy.....................    Mr. Kennedy, 59, was elected President and Chief Operating
  President and Chief Operating Officer    Officer of the Company in August 1996. He joined the
  of the Company. Director since 1998.     Company in 1978 as President of Delta Faucet Company and
                                           served as a Group President from 1983 to 1989 when he was
                                           promoted to President -- Building Products. In 1995 he
                                           became the Company's Executive Vice President. Previously,
                                           Mr. Kennedy held a number of positions at AMF, Inc.,
                                           including Presidencies of Skamper Corp. and AMF's Wheel
                                           Goods Division. He serves as a director of Emco Limited,
                                           Flint Ink Corporation, the University of Notre Dame
                                           Library Council, City of Hope National Medical Center and
                                           the Home Building Industry Foundation Advisory Board.

                      CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003)
Thomas G. Denomme......................    Mr. Denomme, 62, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief          Administrative Officer of Chrysler Corporation from 1994
  Administrative Officer of Chrysler       until he retired in December 1997 and had been a director
  Corporation. Director since 1998.        of Chrysler Corporation since 1993. He joined Chrysler
                                           Corporation in 1980 and was elected Vice
                                           President -- Corporate Strategic Planning in 1981,
                                           Executive Vice President -- Corporate Staff Group in 1991,
                                           and Executive Vice President and Chief Administrative
                                           Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing
                                           Policy and Strategy Office and Director, Sales Operations
                                           Planning. He is a past Chairman of the Board of Trustees
                                           of the University of Detroit-Mercy. Mr. Denomme is also a
                                           director of William Beaumont Hospital, the Michigan
                                           Thanksgiving Parade Foundation and Operation Outreach,
                                           USA, a children's literacy program.

Richard A. Manoogian...................    Mr. Manoogian, 65, joined the Company in 1958, was elected
  Chairman of the Board and Chief          Vice President and a Director in 1964 and President in
  Executive Officer of the Company.        1968 and has served as Chairman and Chief Executive
  Director since 1964.                     Officer since 1985. He is a director of Bank One
                                           Corporation, Ford Motor Company, Metaldyne Corporation,
                                           MSX International, Inc., Detroit Renaissance, The American
                                           Business Conference, and the Armenian General Benevolent
                                           Union, Chairman of the Detroit Institute of Arts Board of
                                           Directors and a trustee of the Archives of American Art
                                           (Smithsonian Institute), College for Creative Studies, The
                                           Fine Arts Committee of the State Department, Trustees
                                           Council of the National Gallery of Art, Detroit Investment
                                           Fund and the Henry Ford Museum and Greenfield Village.

Mary Ann Van Lokeren...................    Ms. Van Lokeren, 54, joined Krey Distributing Company as
  Chairman and Chief Executive Officer     Secretary in 1978 and has served Krey Distributing Company
  of Krey Distributing Company, a          in her present positions since 1987. She also serves as a
  beverage distribution firm. Director     director of Commerce Bancshares, Inc. and Laclede Gas
  since 1997.                              Company. Ms. Van Lokeren is also a director of the St.
                                           Louis Symphony, and a member of the Executive Committee of the Washington University Board of Trustees, and serves as a Commissioner of the St. Louis Art Museum. Ms. Van
                                           Lokeren received the Washington University 1996
                                           Distinguished Alumni Award and was named 1994 Woman of the
                                           Year by the St. Louis Variety Club. Ms. Van Lokeren is
                                           also the recipient of the 2000 John H. Poelker Award in
                                           recognition of her charitable activities in St. Louis.

     The Board of Directors held six meetings during 2001. The Audit Committee of the Board of Directors, consisting of Messrs. Denomme, Dow, Hudson and Istock, held four meetings during 2001. Each Audit Committee member is independent, as defined in the New York Stock Exchange listing standards. The Board of Directors adopted a written charter for the Audit Committee in February 2000. In accordance with its charter, the Audit Committee reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of the engagement and the review of the audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Organization and Compensation Committee of the Board of Directors, consisting of Ms. Van Lokeren and Messrs. Dow, Istock and Morgan, held six meetings during 2001. This Committee establishes and monitors executive compensation, administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans and reviews the corporate organizational structure and executive succession planning. The Nominating Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Lyon and Morgan, was established to identify and consider candidates to serve as Directors of the Company. The Nominating Committee held two meetings during 2001. The Nominating Committee will consider candidates as nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Pursuant to the Directors Stock Plan, each non-employee Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and the value equaled five years of the replaced cash compensation. Accordingly, each non-employee Director has received an award valued at $25,000 per year for each of five years (with proration for their partial first years of service). For 2001, non-employee Directors each received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met). Beginning in 2002, the Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee will each receive an additional $5,000 per year for chairing such committees.

     The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of stockholders of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may generally be exercised for only a limited period of time following termination of service as a non-employee Director for any reason other than death or permanent and total disability. The Directors Stock Plan also provides that a participant is generally restricted from engaging in certain competitive activities for one year following termination of the participant's term as a Director, and that, upon termination of a participant's term as a Director, or upon breach of the noncompete agreement, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to termination.

     Pursuant to the Masco Corporation 1991 Long Term Stock Incentive Plan, in May 2000 each non-employee Director was granted a non-qualified option to purchase 32,000 shares of Company Common Stock for $20.94 per share, the market price on the date of grant. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date, and have a ten-year term from the date of grant. The options include a noncompete agreement and a payback provision similar to the provisions described in the preceding paragraph. In May 2001, similar option grants were made to Messrs. Dow and Earley for $22.12 per share, the market price on the date of grant.

     In recognition of their contribution to the Company, the Board approved the continued vesting of stock awards and stock options for Messrs. Hudson and Morgan as if they had continued their service as Directors. In addition, the Board determined to grant to such individuals an annual cash payment of $50,000 through 2004, in return for which they have agreed to provide consulting services. Similar arrangements have been made by the Company from time to time for other retiring Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 2002 by (i) each of the nominees and Directors,
(ii) each of the named executive officers, (iii) all current Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of the combined voting power of Company Common Stock and Series B Participating Preferred Stock. No Director or executive officer owns any shares of Series B Participating Preferred Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                               SHARES OF      PERCENTAGE OF
                                                              COMMON STOCK    VOTING POWER
                                                              BENEFICIALLY    BENEFICIALLY
                            NAME                                OWNED(1)          OWNED
                            ----                              ------------    -------------
Thomas G. Denomme...........................................       36,100            *
Peter A. Dow(2).............................................       25,770            *
Anthony F. Earley, Jr.......................................        6,370            *
Joseph L. Hudson, Jr........................................       31,375            *
Verne G. Istock.............................................       30,900            *
Raymond F. Kennedy..........................................    2,174,392            *
John R. Leekley.............................................      563,800            *
Wayne B. Lyon(3)............................................      165,893            *
Richard A. Manoogian(3).....................................   11,431,721          2.4
John A. Morgan..............................................       32,540            *
Richard G. Mosteller........................................      359,643            *
Robert B. Rosowski..........................................      305,533            *
Mary Ann Van Lokeren........................................       30,400            *
All 17 current Directors and nominees and executive officers of the Company as a group (excluding subsidiary,
  divisional and group executives)(2)(3)....................   16,268,794          3.5
FMR Corp.(4)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................   38,184,436          8.0
Montag & Caldwell, Inc.(5)
  3455 Peachtree Road NE
  Suite 1200
  Atlanta, Georgia 30326-3248...............................   25,809,988          5.4

---------------

 * Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's stock incentive plans (864 for Mr. Denomme; 4,520 for each of Messrs. Dow and Earley; 840,358 shares for Mr. Kennedy; 121,953 shares for Mr. Leekley; 13,124 shares for Mr. Lyon; 1,221,848 for Mr. Manoogian; 96,183 shares for Mr. Mosteller; 48,206 shares for Mr. Rosowski; and 2,559,449 shares for all current Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2002 upon exercise of stock options issued under the Company's stock option plans (16,000 for Mr. Denomme; 22,400 for each of Messrs. Hudson, Istock, Lyon and Morgan and Ms. Van Lokeren; 463,819 shares for Mr. Kennedy; 109,600 shares for Mr. Leekley; 1,618,253 shares for Mr. Manoogian; 69,315 shares for Mr. Mosteller; 122,800 shares for Mr. Rosowski; and 3,031,018 shares for all current Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2) Includes 400 shares owned by Mr. Dow's wife, as to which he disclaims beneficial ownership.

(3) Shares owned by Mr. Manoogian and by all current Directors and executive officers of the Company as a group include in each case an aggregate of 3,809,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 3,000 shares held by trusts for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by all current Directors and executive officers of the Company as a group include 24,820 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Lyon and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such shares.

(4) Based on a Schedule 13G dated February 14, 2002 and filed with the Securities and Exchange Commission ("SEC") by FMR Corp. and certain of its affiliates, at December 31, 2001, an aggregate of 36,784,743 shares of Company Common Stock were owned by Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisors, Inc., subsidiaries of FMR Corp. which provide investment advisory services to investment companies, investment management services to institutional accounts and investment advisory services to individuals. FMR Corp., through control of the subsidiaries, had sole investment power over all of these shares and sole voting power over 3,942,442 shares of Company Common Stock, but no voting power over the balance of the shares held by various investors. In addition, an affiliate of FMR Corp. had sole voting and investment power over 1,399,693 shares of Company Common Stock, which are included in the table as beneficially owned by FMR Corp.

(5) Based on a Schedule 13G dated January 15, 2002 and filed with the SEC, at December 31, 2001, Montag & Caldwell, Inc. owned 25,809,988 shares of Company Common Stock. It had sole investment but no voting power over these shares.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                             AUDIT COMMITTEE REPORT

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company's financial reporting process, system of internal control, and process for monitoring compliance with laws, regulations and the Company's Legal and Ethical Standards Compliance Program. Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal control. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2001, including a discussion of the quality and the acceptability of the Company's financial reporting and controls, as well as the selection, application and disclosure of critical accounting policies.

     The Audit Committee obtained from the Company's independent auditors, PricewaterhouseCoopers LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee considered and determined that such auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence. The Committee reviewed various matters with the auditors, who are responsible for expressing an opinion on the Company's financial statements as of and for the year ended December 31, 2001 based on their audit. The Committee met with the auditors, with and without management present, and discussed the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, "Communication with Audit Committees", including their judgment as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's financial statements as of and for the year ended December 31, 2001 be included in its Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of PricewaterhouseCoopers LLP as the Company's independent auditors, and the Board of Directors concurred in such recommendation.

                                          Thomas G. Denomme, Chairman
                                          Peter A. Dow
                                          Joseph L. Hudson, Jr.
                                          Verne G. Istock

               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Organization and Compensation Committee's strategies and practices have increasingly linked a significant portion of compensation to Company performance. The Committee believes that this strategy more closely aligns officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team.

CURRENT COMPENSATION PRACTICES

     Cash compensation of executive officers has been directly impacted by Company performance. Base salaries of executive officers for 2001, including Mr. Manoogian, remained frozen at the level of salaries for 2000, except in the case of one executive who was promoted. Similarly, bonuses paid for 2001 were generally frozen at 2000 levels, and bonuses for 2000 were already reduced from amounts paid for 1999. From 1996 through 1999, Mr. Manoogian received at his request a salary of $1 per year to demonstrate his commitment to enhance stockholder value.

     Historically, an officer's annual bonus opportunity has generally been up to fifty percent of base salary. In early 2002 the Committee developed a replacement bonus program that is directly tied to Company performance because it links officers' annual cash bonuses to earnings per share targets. The bonus opportunity (as a percentage of salary) increases as earnings per share targets increase. Outstanding Company performance should result in higher bonuses than have been awarded in the past, while conversely, less than satisfactory Company performance should result in lower bonuses than have been paid in the past. The Committee believes that, by placing more compensation at risk, this new program will further focus management's efforts on Company performance.

     Company Common Stock is a major part of annual and long-term compensation for key employees because of its inherent alignment with the interests of stockholders. The Committee's long-term philosophy is reflected in the fact that full realization of the value of stock incentives is generally subject to a long-term vesting schedule.

     Recent annual stock compensation has also been directly impacted by Company performance. Executive officers (including Mr. Manoogian), group executives and key corporate and operating employees received restricted stock awards in 2001 under the Company's annual long-term incentive compensation program based principally on the Company's 2000 operating results. In light of the Company's performance in 2000, these awards were less than the full potential opportunity. These awards generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are more fully described below.

     In May 2001 the Committee granted to Messrs. Manoogian and Kennedy restricted stock awards of 700,000 and 300,000 shares, respectively, and stock options of 2,000,000 shares and 1,000,000 shares, respectively. These awards and options were granted in recognition of such individuals' performance and long-term service to the Company, and took into account compensation levels of other industry executives. In the case of Mr. Manoogian, this grant also reflected his continuing to serve as the Company's Chairman and Chief Executive Officer past his reaching age 65 in July 2001 and foregoing at this time certain retirement benefits that otherwise would have been available to him. The exercise price of the options is the market price on the date of grant. The terms of these awards and options are more fully described below.

     In 2000 the Company implemented an Executive Stock Purchase Program (the "Program"). This voluntary Program was made available to key members of the Company's management. Approximately 300 employees participated in the Program and invested approximately $156 million in Company Common Stock. This Program represents a major financial commitment on the part of its participants, thus further aligning the interests of the Company's key management with the interests of stockholders. The Committee did not implement any new compensation programs in 2001.

     In order to formalize the Board's policy of encouraging stock ownership by officers and to require executives to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for officers. The guidelines require the Chief Executive Officer to own stock with a value of at least five times base pay; the President to own stock with a value of at least four times base pay; Senior Vice Presidents to own stock with a value of at least three times base pay; and all other officers to own stock with a value of at least two times base pay. Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices and trends within the Company's industries and geographic area. In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually if warranted by Company performance. This has been done by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. Historically, the Company's performance for the particular year and the Company's prospects have been more significant factors in determining year-end bonuses than in determining salary ranges. As noted above, beginning in 2002, the Company is changing its approach to annual cash bonuses and is implementing a program in which bonus levels will correspond to earnings per share targets. Salary and bonus determinations may vary, however, for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the other considerations referred to above.

     Restricted stock awards and stock options granted under the Masco Corporation 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally similar to the factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for executives for annual restricted stock awards under the Company's restricted stock award program, which is contingent upon the Company's performance during the preceding year, ranges from thirty percent of base salary for corporate executives and division operating executives to ten percent of base salary. In addition, supplemental restricted stock awards and stock options are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the cost related to these awards as they vest is fixed, as well as to avoid any common share dilution resulting from these awards. This expense is generally amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value of the stock at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company as a result of any future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial stock price appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment relationship with the Company. The 1991 Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. It is the Company's current practice to include a noncompete agreement for a one-year period following termination of employment in all restricted stock awards granted under the 1991 Plan.

     Original stock option grants made under the 1991 Plan prior to February 2000 have generally vested in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment relationship of the participant. Beginning February 2000, option grants under the 1991 Plan generally vest in five annual installments. In general, these options include a noncompete clause and a provision stating that upon termination of employment, except in certain circumstances (including normal retirement, death or disability), the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, when exercised, raise additional equity for the Company. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 2001 to certain officers in connection with such individuals' exercise of original stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit-sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit-sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. The 1997 Plan expired and has been replaced, subject to stockholder approval, with the 2002 Annual Incentive Compensation Plan. In order for stock options and cash bonuses to qualify as deductible under Section 162(m), Mr. Morgan has not participated in any Committee decisions relating to the granting of options and cash bonuses to the named executive officers. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation programs, and although compensation will in some circumstances exceed the limitation of Section 162(m), the Committee believes that the tax deduction lost on account of any such excess compensation will not be material for the foreseeable future.

                                          Peter A. Dow, Chairman
                                          Verne G. Istock
                                          John A. Morgan
                                          Mary Ann Van Lokeren

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 2001, 2000 and 1999.

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                               ------------------------
                                     ANNUAL COMPENSATION(1)    RESTRICTED    SECURITIES
                                     -----------------------      STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY       BONUS       AWARDS(2)     OPTIONS     COMPENSATION(3)
---------------------------   ----   ----------   ----------   -----------   ----------   ---------------
Richard A. Manoogian(4).....  2001   $1,200,000   $  576,000   $16,709,000   2,000,000       $ 84,000
  Chairman of the             2000    1,200,000      576,000     6,338,000     340,000         84,000
  Board and Chief             1999            1    2,000,000       261,000   1,716,381(5)     158,000
  Executive Officer
Raymond F. Kennedy..........  2001   $1,100,000   $  528,000   $ 7,249,000   1,000,000       $ 77,000
  President and Chief         2000    1,050,000      528,000     3,923,000     240,000         74,000
  Operating Officer           1999      975,000      600,000       178,000     110,763(5)     150,000
Richard G. Mosteller........  2001   $  675,000   $  270,000   $   102,000     135,102(5)    $ 47,000
  Vice President and          2000      658,000      270,000       871,000     144,000         46,000
  Senior Financial            1999      628,000      320,000       124,000      34,344(5)     123,000
  Advisor
John R. Leekley.............  2001   $  665,000   $  266,000   $   101,000           0       $ 47,000
  Senior Vice President       2000      647,000      266,000     1,253,000     144,000         45,000
  and General Counsel         1999      614,000      314,000       113,000           0        101,000
Robert B. Rosowski..........  2001   $  380,000   $  152,000   $    57,000           0       $ 27,000
  Vice President              2000      370,000      152,000       414,000      82,000         26,000
  and Treasurer               1999      350,000      180,000        63,000           0         54,000

---------------

(1) Salary information is disclosed in the table on a calendar year basis. Regular annual salary levels were not increased in 2001. The changes in salary from 2000 to 2001 reported in the table reflect increases implemented in July 2000 that were effective for only part of 2000 but all of 2001. Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Vesting of all shares is generally contingent on a continuing employment relationship with or normal retirement from the Company. The following number of shares were awarded to the named executive officers in February 2001 as part of the Company's annual long-term incentive compensation based on Company performance during the prior year:
    Mr. Manoogian -- 7,830 shares; Mr. Kennedy -- 7,170 shares; Mr.
    Mosteller -- 4,400 shares; Mr. Leekley -- 4,340 shares; and Mr.
    Rosowski -- 2,480 shares. In addition, Messrs. Manoogian and Kennedy were awarded 700,000 and 300,000 shares, respectively, of restricted stock in May 2001. The restricted stock awards made to the named executive officers generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and with vesting contingent on a continuing employment relationship with or normal retirement from the Company. As of December 31, 2001, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr. Manoogian -- 1,256,280 shares valued at $30,779,000; Mr. Kennedy -- 860,002 shares valued at $21,070,000; Mr. Mosteller -- 103,917 shares valued at $2,546,000; Mr.
    Leekley -- 131,732 shares valued at $3,227,000; and Mr. Rosowski -- 52,070 shares valued at $1,276,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column sets forth Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers and in the case of 1999 includes cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989.

(4) Mr. Manoogian's salary for 1999 was $1, a rate which had been in effect since January 1996 when Mr. Manoogian requested that his annual salary be reduced. See "Organization and Compensation Committee Report on Executive Compensation."

(5) These options are restoration options granted upon the exercise of previously held stock options. As described in more detail under "Organization and Compensation Committee Report on Executive Compensation," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 2001. In accordance with Securities and Exchange Commission regulations, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

                                               INDIVIDUAL GRANTS(1)
                                 ------------------------------------------------
                                 NUMBER OF    % OF TOTAL
                                 SECURITIES     OPTIONS
                                 UNDERLYING   GRANTED TO                            GRANT DATE
                                  OPTIONS      EMPLOYEES    EXERCISE   EXPIRATION     PRESENT
NAME                              GRANTED       IN 2001      PRICE        DATE       VALUE(2)
----                             ----------   -----------   --------   ----------   -----------
Richard A. Manoogian...........  2,000,000        49%        $22.12     5/16/11     $16,280,000
Raymond F. Kennedy.............  1,000,000        24%        $22.12     5/16/11     $ 8,140,000
Richard G. Mosteller...........     69,880       1.7%        $23.44     5/21/07     $   383,000
                                    24,266        .6%        $23.44     2/16/10     $   133,000
                                    40,956       1.0%        $23.44     5/22/06     $   224,000
John R. Leekley................          0
Robert B. Rosowski.............          0

---------------

(1) For a description of additional terms of Messrs. Manoogian's and Kennedy's options, see "Organization and Compensation Committee Report on Executive Compensation." Mr. Mosteller's options are restoration options. Restoration options are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised. As described in more detail under "Organization and Compensation Committee Report on Executive Compensation," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(2) The following assumptions were made in calculating the grant date present value of Messrs. Manoogian's and Kennedy's options: volatility of 34.41%, dividend yield of 2.14%, risk free rate of return of 5.45% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of seven years. The following assumptions were made in calculating the grant date present value of Mr. Mosteller's options: volatility of 33.96%, dividend yield of 2.14%, risk free rate of return of 3.67% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of three years.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 2001 by each named executive officer and the value at December 31, 2001 of unexercised options held by such individuals under the Company's stock option plans. At December 31, 2001, when the closing price of Company Common Stock was $24.50 per share, the value of unexercised options reflects any increase in market value of Company

Common Stock from the date of grant (from February, 1992 to May, 2001, with grant date market prices ranging from $14.125 to $30.04). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 2001, AND DECEMBER 31, 2001 OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                        DECEMBER 31, 2001             DECEMBER 31, 2001
                            ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE    REALIZED    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                       -----------   ----------   -------------   -----------   -------------   -----------
Richard A. Manoogian.....          0     $        0     3,772,000      2,406,253     $14,602,000    $4,343,000
Raymond F. Kennedy.......          0     $        0     1,782,000        415,819     $ 7,197,000    $1,753,000
Richard G. Mosteller.....    172,800     $  918,000       518,302         40,515     $ 2,380,000    $        0
John R. Leekley..........     85,000     $1,073,000       373,200        230,800     $ 2,152,000    $1,462,000
Robert B. Rosowski.......          0     $        0       175,600        106,400     $ 1,037,000    $  703,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                  YEARS OF SERVICE(1)
---------------------------------------------------------------------------------------
REMUNERATION(2)             5         10         15         20         25         30
---------------          -------   --------   --------   --------   --------   --------
$  200,000.............  $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
   400,000.............   22,580     45,161     67,741     90,321    112,902    135,482
   600,000.............   33,870     67,741    101,611    135,482    169,352    203,223
   800,000.............   45,160     90,321    135,482    180,643    225,803    270,964
 1,000,000.............   56,451    112,902    169,352    225,803    282,254    338,705
 1,200,000.............   67,741    135,482    203,223    270,964    338,705    406,446

---------------

(1) The plans provide for credit for employment with any of the Company, its subsidiaries or certain Company affiliates and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under an affiliate's plan. The table does not depict Code limitations on tax-qualified plans because one of the Company's plans is a non-qualified plan established to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are:
    Messrs. Manoogian, Mosteller and Rosowski -- 30 (the maximum credited service); Mr. Kennedy -- 24; and Mr. Leekley -- 26.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement Plan, certain officers and other key executives of the Company may receive retirement benefits in addition to those provided under the Company's other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from the Company (base salary and regular year-end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with the Company). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Participants who terminate from the Company with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age
60. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death. A participant and his or her surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change in control of the Company. The named executive officers participate in this plan, and each is eligible for a 60 percent benefit at age 65.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Materials Index ("S&P Building Materials Index") for the period from January 1, 1997 through December 31, 2001, when the closing price of Company Common Stock was $24.50 per share (on April 12, 2002 the closing price was $28.62 per share). The graph assumes investments of $100 on December 31, 1996 in Company Common Stock, the S&P 500 Index and the S&P Building Materials Index and the reinvestment of dividends.

                           [MASCO PERFORMANCE GRAPH]

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1996 in each of Company Common Stock, the S&P 500 Index and the S&P Building Materials Index, and the reinvestment of dividends.

----------------------------------------------------------------------------------------------------------------
                                       1996         1997         1998         1999         2000         2001
----------------------------------------------------------------------------------------------------------------
 Masco Corporation                   $100.00      $143.01      $164.05      $147.36      $152.02      $148.10
 S&P 500 Index                        100.00       133.10       170.82       206.50       187.85       165.59
 S&P Building Materials Index         100.00       116.29       129.27       103.91       110.90       111.57

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Board of Directors currently consists of Peter A. Dow, Verne G. Istock, John A. Morgan and Mary Ann Van Lokeren. From time to time Morgan Lewis Githens & Ahn, Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and has been engaged to provide investment banking and financial advisory services for Furnishings International Inc. ("FII") in connection with the transactions described in "Certain Relationships and Related Transactions." Fees for Morgan Lewis Githens & Ahn, Inc.'s services to the Company in 2000 and 2001, including services in connection with significant acquisitions, divestitures and financings, have not been finalized as a number of these transactions have not been completed. The Company anticipates that these fees may aggregate several million dollars for the two-year period. Fees paid by FII to Morgan Lewis Githens & Ahn, Inc. for investment banking and financial advisory services in connection with the liquidation of FII described under "Certain Relationships and Related Transactions" were approximately $1.4 million.

     The Company has committed to invest up to $50 million (of which approximately $31 million has been invested) in a private equity fund, Long Point Capital Fund, LP (the "Fund"), whose investment activities are managed by the Fund's sole general partner, Long Point Capital Partners, LLC ("Long Point"). The objective of the Fund is to make leveraged acquisitions or investments in the United States. Mr. Morgan is one of the principals of Long Point, and Mr. Morgan and Mr. Manoogian (who has no personal financial interest in the Fund) serve on an investment committee that advises on possible investments by the Fund. Both Long Point and the Fund are investors in Metaldyne Corporation (described in "Certain Relationships and Related Transactions"). As one of its investments, in March 2002 the Fund also participated in the acquisition of a textile business from FII as described in "Certain Relationships and Related Transactions."

     Long Point is entitled to receive an annual fee equal to two percent of the aggregate commitments of all investors to the Fund during a specified commitment period and thereafter is entitled to receive an annual fee equal to two percent of the Fund's invested capital. In 2001, the Company's portion of the management fees for the Fund approximated $789,000, and the Company was also obligated to pay $150,000 to Long Point for Fund management services in the previous year. Long Point will generally be entitled to a twenty percent "carried interest" on the profits on investments by the Fund. In addition, the Company has invested $3 million in Long Point, which will entitle the Company to a percentage of this carried interest earned by Long Point. In addition to the potential capital appreciation from the Company's investment in the Fund and the Company's share in the carried interest on the Fund's profits, the Company expects to receive additional benefits from this investment because of its right of first refusal with respect to any investments identified by the Fund in the home improvement, building products and related services industries. The Company believes that the terms of its investment in the Fund are comparable to or better than the terms applicable to investments in other equivalent funds. Long Point reimbursed the Company approximately $77,000 for aviation costs incurred in 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

METALDYNE CORPORATION (FORMERLY MASCOTECH, INC.)

     In November 2000, the Company reduced its common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) ("Metaldyne"), through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. The Company currently holds approximately 6% of the common equity of Metaldyne, and the Company has also invested approximately $39 million in Heartland Industrial Partners, L.P. The Company, Richard Manoogian (who owns approximately 1.9% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owns approximately 1.5% of such stock), and certain other shareholders (including Heartland Industrial Partners, Long Point Capital Partners, LLC and the Long Point Capital Fund, LP,) who in the aggregate own approximately 90% of Metaldyne common stock, are parties to a Shareholders Agreement regarding their ownership of such stock. The Shareholders Agreement governs the election of directors, the transferability of stock, access to information and registration rights, among other things. Mr. Manoogian remains a director of Metaldyne.

     In connection with the 2000 recapitalization of Metaldyne, Metaldyne's option to issue subordinated debentures to the Company was reduced from $200 million to $100 million and the option term was extended to October 2003, pursuant to a Subordinated Loan Agreement. In connection therewith, Metaldyne agreed to pay an annual commitment fee to the Company of $125,000.

     Subsequent to the recapitalization, the services historically provided by the Company to Metaldyne and its subsidiaries since 1984 under a Corporate Services Agreement have been substantially curtailed and the agreement will terminate on December 31, 2002. In addition, sales of products and services and other transactions occur from time to time between the Company and Metaldyne. During 2001, such purchases and charges payable by the Company to Metaldyne aggregated approximately $7 million, and purchases and charges payable by Metaldyne to the Company aggregated approximately $1 million.

     The Company and Metaldyne are also parties to a Corporate Opportunities Agreement which materially restricts the ability of either party to acquire or otherwise invest in a business if the other party has an investment in such business, except that the Company is not restricted from investing in any company engaged in home improvement, building products or related services businesses. The agreement will terminate on June 30, 2003. Under a 1984 Assumption and Indemnification Agreement, Metaldyne assumed and agreed to indemnify the Company against all of the liabilities and obligations of the businesses then transferred to Metaldyne by the Company, including claims resulting from circumstances that existed prior to the transfer, but excluding specified liabilities. The Company agreed to indemnify a subsidiary of Metaldyne against certain liabilities of businesses acquired by that subsidiary from the Company in 1990.

FURNISHINGS INTERNATIONAL INC.

     In August 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The Home Furnishings Group manufactured and sold residential furniture and designed, marketed and sold decorative home furnishing fabrics. Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, consisting of approximately $708 million in cash, 12% pay-in-kind junior debt securities and equity securities. In March 2001, 399 Venture Partners, Inc. and the Company each loaned FII $10 million and received pay-in-kind notes due 2008 with an interest rate of prime plus one percent. For 2001, the Company recorded $29.8 million of interest from the pay-in-kind notes and from a previous loan of $20 million bearing interest at the rate of prime plus one percent.

     The U.S. furniture industry was adversely affected by the ongoing economic weakness in its markets in 2001, by the bankruptcies of a number of major retailers and by import competition. In the third quarter of 2001, management of FII advised the Company that it was pursuing the disposition of all of its business and that the expected consideration from the sale of such businesses would not be sufficient to pay amounts due to the Company in accordance with the terms of the junior debt securities. Accordingly, the Company reevaluated the carrying value of its securities of FII and, in the third quarter of 2001, recorded a $460 million pre-tax, non-cash charge (a major portion of which was accrued interest on the pay-in-kind notes) to write down this investment to its estimated fair value of approximately $133 million, which represented the approximate fair value of the consideration ultimately expected to be received from FII for the repayment of the indebtedness. Because the debt securities that the Company holds are subordinate to all other debt of FII, the net proceeds from the disposition of FII businesses and other assets, after repaying their bank debt of approximately $250 million at December 31, 2001, and satisfying retained liabilities, will determine the amount available to the Company. Upon completion of the dispositions, actual proceeds to the Company may differ from the Company's estimates, and may result in an adjustment to income or expense at that time. Management of FII expects the disposition process to be substantially complete by the end of 2002; however, due to various factors, the disposition process may continue beyond the end of 2002.

     As part of the disposition process, in March 2002, FII sold a textile business for approximately $23.5 million plus contingent consideration to the management of such business and the Long Point Capital Fund, LP. FII retained an 11% equity interest. The price was determined through arms-length negotiations and approved by the disinterested directors of FII.

     To facilitate the liquidation of FII, the Company has guaranteed certain financial and severance arrangements for certain key employees of FII in order to retain their services during the liquidation. In addition, FII has reacquired the equity interest in FII that was held by certain members of FII's management group, consistent with FII's past practices and in certain cases at the insistence of the purchasers of FII's businesses. If FII continues this practice, equity interests held by others in the FII management group, including Wayne Lyon, could be reacquired. In January 2002, the Company entered into a $30 million subordinated revolving credit arrangement with FII with interest at the prime rate to assist FII with its temporary cash requirements incident to this liquidation process. Such arrangement is secured by a lien on certain assets. As of April 18, 2002, no amount was outstanding under this credit arrangement.

     For 2001, the Company charged FII approximately $709,700 for direct costs and management services provided by the Company to FII.

OTHER RELATED PARTY TRANSACTIONS

     During the third quarter of 2000, approximately 300 of the Company's key employees, including executive officers, purchased from the Company 8.4 million shares of Company Common Stock for cash totaling $156 million under an Executive Stock Purchase Program. The key employees were given the opportunity to purchase a number of shares determined by a formula based upon each employee's salary level and other factors. The stock was purchased at $18.50 per share, the approximate market price of Company Common Stock at the time of purchase. Participants in the Program financed their entire purchase with five-year full recourse personal loans, at a rate of 9.2%, the market rate at the time, from a bank syndicate. Each participant is fully responsible at all times for repaying the bank loan when it becomes due and is personally responsible for 100 percent of any loss in the market value of the purchased stock. The Company has guaranteed repayment of the loans only in the event of a default by the participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock grant vesting over a ten-year period. Pursuant to the terms of the Program, all participants are subject to a one-year post-employment noncompetition agreement with the Company's businesses that employ them. Following is a list of the executive officers who invested in the Program, together with the amounts of their investments and the number of shares purchased: Dr. Lillian Bauder -- $2.7 million (145,945 shares); Daniel
Foley -- $1.5 million (81,081 shares); Eugene Gargaro, Jr. -- $2.7 million (145,945 shares); Raymond Kennedy -- $16 million (864,864 shares); John
Leekley -- $4.7 million (254,054 shares); Richard Manoogian -- $26 million (1,405,405 shares); and Robert Rosowski -- $1.3 million (72,972 shares).

     During 2001, the Company purchased and sold securities through First Union Securities. These transactions, which were effected on what the Company believes are customary terms, resulted in brokerage commissions to the firm of approximately $1.8 million. Richard A. Manoogian, Jr., the son of Richard A. Manoogian, is employed at that firm and received a portion of such commissions as compensation from the firm.

        PROPOSAL TO APPROVE THE 2002 ANNUAL INCENTIVE COMPENSATION PLAN

     The Organization and Compensation Committee of the Board of Directors has adopted and is presenting for stockholder approval the Masco Corporation 2002 Annual Incentive Compensation Plan (the "2002 Incentive Plan"), in order to continue the tax deductibility of annual cash bonuses paid to selected executive officers. Stockholder approval of the 2002 Incentive Plan is required by Section 162(m) of the Code. In general, Section 162(m) disallows deductions for compensation in excess of $1 million paid to any of the five most highly compensated executives of a public corporation, unless the compensation is based on performance criteria. The 2002 Incentive Plan replaces the 1997 Annual Incentive Compensation Plan which has expired. The following summary is qualified in its entirety by reference to the full text of the 2002 Incentive Plan, which is attached to this Proxy Statement as Annex A.

     Under the 2002 Incentive Plan, during the first quarter of each year the Organization and Compensation Committee of the Board of Directors will establish in writing for that year one or more performance criteria, consisting of net income, earnings per common share, cash flow, revenues, return on assets or total shareholder return. The Organization and Compensation Committee will designate the participants and grant each such participant a performance incentive award. Eligibility under the plan is limited to the executive officers of the Company. After the Company's financial results for the year have been determined, the Committee will certify the attainment of the performance criteria and will calculate the possible payout of awards. The Organization and Compensation Committee may reduce or eliminate (but not increase) for any reason the amount that would otherwise be payable to a participant. In no event may an award exceed $10 million.

     If approved by stockholders, the 2002 Incentive Plan will be effective beginning January 1, 2002 for a period of five years unless sooner terminated by the Organization and Compensation Committee, and will be used generally to grant annual cash bonuses to the Company's five most highly compensated executive officers. For 2002, the Committee has established performance criteria based on the Company's earnings per common share. Depending on the level of the Company's earnings per common share for 2002, a performance award unit could result in a possible payout ranging from 0% to 100% of a participant's base salary.

Performance awards have been granted under the 2002 Incentive Plan subject to stockholder approval. Mr. Manoogian was granted eight units, Mr. Kennedy was granted six units, and Messrs. Leekley and Rosowski were each granted one unit. Timothy Wadhams, who was elected Vice President and Chief Financial Officer in October 2001, was granted one unit. If the 2002 Incentive Plan is not approved, the conditional awards will be canceled, no further awards will be made under the plan and the Committee will consider other alternatives.

     The approval of the 2002 Incentive Plan requires the vote of a majority of the votes cast by shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2002 ANNUAL INCENTIVE COMPENSATION PLAN.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers to audit the Company's financial statements for the year 2002, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers has acted as the Company's independent certified public accounting firm for over 40 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the Company's independent auditors.

     The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2002.

                        PRICEWATERHOUSECOOPERS LLP FEES

AUDIT FEES

     Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $4.4 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

ALL OTHER FEES

     In addition to the fees described above, aggregate fees of $3.8 million were billed by PricewaterhouseCoopers for the year ended December 31, 2001, primarily for the following professional services (in millions):

Audit-related services(a)...................................   $2.9
Income tax compliance and related tax services..............   $0.9

---------------
(a) Audit-related services include fees for accounting consultations, issuance of consents and comfort letters, audits of the Company's retirement and other employee benefit plans, due diligence related to business combinations and predisposition reviews and closing statement audits for certain businesses divested by the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2003 Annual Meeting must provide written notice of such intent to the Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 23, 2002. Management's proxies will have the right to exercise discretionary voting authority on any matter with respect to which the Company has not received notice in writing by December 23, 2002.

     If a stockholder intends to bring a matter before next year's meeting, other than by timely submitting a proposal to be included in the proxy statement, timely notice must be given in accordance with the Company's bylaws. The bylaws provide that, to be timely, notice must be received by the Company's Corporate Secretary at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 15, 2003 and no later than February 14, 2003. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder's name and address as it appears in the records of the Company; the number of shares of Company Common Stock and Series B Participating Preferred Stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the aggregate voting power of the outstanding Company Common Stock and Series B Participating Preferred Stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

                 DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

     The Securities and Exchange Commission recently adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies.

     The Company is not householding proxy materials for its stockholders of record in connection with the Meeting. However, the Company has been notified that certain intermediaries will household proxy materials. If a stockholder holds shares of Company Common Stock through a broker or bank that has determined to household proxy materials, only one Annual Report and Proxy Statement will be delivered to multiple stockholders sharing an address unless stockholders notify their broker or bank to the contrary. The Company will deliver a separate copy of the Annual Report and Proxy Statement for the 2002 Annual Meeting to any stockholder who did not receive an individual copy and who requests a copy by contacting the Company by calling (313) 274-7400 and asking for Investor Relations or by writing Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders may also contact their bank or broker to make a similar request.

     Stockholders may request delivery of a single copy of annual reports or proxy statements from their bank or broker if such stockholder shares the same address as another Company stockholder and their bank or broker has determined to household proxy materials.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gargaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

Taylor, Michigan
April 22, 2002

                                                                         ANNEX A

                               MASCO CORPORATION
                    2002 ANNUAL INCENTIVE COMPENSATION PLAN

     SECTION 1.  Purpose

     The purpose of the Masco Corporation 2002 Annual Incentive Compensation Plan (the "Plan") is to provide selected executive officers of Masco Corporation (the "Company") with incentive compensation based upon the achievement of established annual performance goals.

     SECTION 2.  Eligibility

     The individuals eligible to participate in the Plan (the "Participants") are the executive officers of the Company.

     SECTION 3.  Performance Period

     Each Performance Period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending December 31.

     SECTION 4.  Administration

     The Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration.

     SECTION 5.  Performance Goals

     On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period and the weighting of the performance criteria if more than one. The performance criteria shall consist of one or more of the following: net income, earnings per common share, cash flow, revenues, return on assets or total shareholder return.

     SECTION 6.  Awards

     On or before the 90th day of each Performance Period, the Committee shall establish in writing a performance incentive award for such Participants as shall be designated by the Committee and in such amounts as the Committee shall determine, subject to the limitations of the Plan. No award to any Participant shall be greater than $10 million. The Committee shall have the power and authority to reduce or eliminate for any reason the amount of the award that would otherwise be payable to a Participant based on the performance criteria.

     SECTION 7.  Certification and Payment

     As soon as practicable after release of the Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the criteria established for such Performance Period pursuant to Section 5, will calculate the possible payment of an award for each Participant and will certify the amount of the award to each Participant for such Performance Period. Payments of the awards shall be made in cash. To the extent net income is used alone or as a component of another performance criterion, it shall mean net income as reported to stockholders, but before losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company's audited financial statements.

     SECTION 8.  Amendment

     The Committee shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan at any time.

     SECTION 9.  Adoption and Duration

     The Plan was approved by the Committee on February 13, 2002, subject to the approval of the stockholders of the Company at the 2002 Annual Meeting of Stockholders. The effective date of the Plan shall be January 1, 2002 and the Plan shall remain in effect for a period of five years.

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

MASCO CORPORATION       VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY,
                            7 DAYS A WEEK UNTIL 5 P.M. ON MAY 14, 2002

              TELEPHONE                                        INTERNET
            1-866-564-2331              OR           https://www.proxyvotenow.com/mas     OR              MAIL

Use any touch-tone telephone to vote                 Use the Internet to vote your Proxy.       Mark, sign and date your Proxy Card
your Proxy. Have your Proxy Card in                  Have your Proxy Card in hand when          and return it in the postage-paid
hand when you call. You will be                      you access the website. You will be        envelope we have provided.
prompted  to  enter  your  control                   prompted  to  enter  your  control
number, located in the box below, and                number, located in the box below, to
then follow the simple directions.                   create an electronic ballot.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the Proxy Card.

If you have submitted your Proxy by telephone or the Internet there is no need for you to mail back your Proxy Card.

If you have chosen to view the Proxy Statement and Annual Report over the Internet instead of receiving paper copies in the mail, you can access the Proxy
Statement and 2001 Annual Report electronically at the Company's website, www.masco.com.



                                                                                                     CONTROL NUMBER FOR
                                                                                                TELEPHONE OR INTERNET VOTING
1-866-564-2331
CALL TOLL-FREE TO VOTE

                            - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -

-----------------------------------------------------------------------------------------------------------------------------------

/ / IF VOTING BY MAIL, PLEASE               /X/
    SIGN, DATE AND RETURN THIS      VOTES MUST BE INDICATED
    PROXY CARD PROMPTLY IN THE      (X) IN BLACK OR BLUE INK.
    ENCLOSED ENVELOPE.


 (1) Election of Directors                                                              (4) In the proxies' discretion upon
                                                                                            such other business as may
   FOR both nominees  / /    WITHHOLD AUTHORITY to vote      / /   (*)EXCEPTIONS   / /      properly come before the meeting.
   listed below              for both nominees listed below
                                                                                        The shares represented by this Proxy
                                                                                        will be voted in accordance with the
                                                                                        specifications above. IF
Class II Directors to hold office until the Annual Meeting of Stockholders in           SPECIFICATIONS ARE NOT MADE, THE
2005 or until their respective successors are elected and qualified.                    PROXY WILL BE VOTED FOR THE ELECTION
                                                                                        OF BOTH NOMINEES, FOR APPROVAL OF THE
Nominees: VERNE G. ISTOCK AND RAYMOND F. KENNEDY.                                       2002 ANNUAL INCENTIVE COMPENSATION
                                                                                        PLAN, FOR RATIFICATION OF INDEPENDENT
                                                                                        AUDITORS AND IN THE PROXIES'
                                                                                        DISCRETION ON ANY OTHER MATTER THAT
                                                                                        MAY PROPERLY COME BEFORE THE MEETING.

                                                                                           Mark here if you wish to access the
                                                                                           Annual Report and Proxy Statement     / /
(*)INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE,              electronically in the future instead
MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.                   of by mail.

                                                                                           To change your address, please mark
                                                         FOR   AGAINST  ABSTAIN            this box.                             / /
(2) Proposal to approve the 2002 Annual Incentive        / /     / /       / /
    Compensation Plan.                                                                     To include any comments, please mark
                                                                                           this box.                             / /
(3) Ratification of the selection of
    PricewaterhouseCoopers LLP as independent auditors   / /     / /       / /
    for the Company for the year 2002.


                                                                                        S C A N   L I N E

                                                                                Please sign exactly as name appears at left.
                                                                                Executors, administrators, trustees, et al. should
                                                                                so indicate when signing. If the signature is for a
                                                                                corporation, please sign the full corporate name by
                                                                                an authorized officer. If the signature is for a
                                                                                partnership or a limited liability company, please
                                                                                sign the full partnership or limited liability
                                                                                company name by an authorized person. If shares are
                                                                                registered in more than one name, all holders must
                                                                                sign.


                                                        Date             Share Owner sign here           Co-Owner sign here
                                                        |-----------|--------------------------------| |---------------------------|
                                                        |           |                                | |                           |
                                                        |-----------|--------------------------------| |---------------------------|

                                      4000

IF YOU HAVE CHOSEN TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT OVER THE INTERNET INSTEAD OF RECEIVING PAPER COPIES IN THE MAIL, YOU CAN ACCESS THE PROXY STATEMENT AND 2001 ANNUAL REPORT ELECTRONICALLY AT THE COMPANY'S WEBSITE, WWW.MASCO.COM.


        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2002
                                MASCO CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock and Series B Participating Preferred Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 15, 2002, at 10:00 a.m. and at any adjournment thereof.

         The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.



                     (Continued and to be signed and dated on the reverse side.)

                 MASCO CORPORATION
                 P.O. BOX 11261
                 NEW YORK, N.Y. 10203-0261